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                                        Filing pursuant to Rule 14a-12 under the
                                                 Securities Exchange Act of 1934

                               Filer and Subject Company: Summit Properties Inc.
                                               Exchange Act File Number: 1-12792



         This filing relates to a proposed acquisition (the "Acquisition") by Camden Property Trust ("Camden") of Summit Properties, Inc. ("Summit") pursuant to the terms of an Agreement and Plan of Merger, dated as of October 4, 2004, by and among Camden, Camden Sparks, Inc., a wholly owned subsidiary of Camden, and Summit.

         The following is a transcript of a conference call with analysts held on October 5, 2004 regarding the Acquisition and related matters.


                              CAMDEN PROPERTY TRUST

                           MODERATOR: RICHARD J. CAMPO
                                 OCTOBER 5, 2004
                                   8:30 AM CT


Terry McKinney:

Camden Property Trust    Good morning and thank you for joining this morning's
                         call.

                         Before we begin I would like to remind everyone that we will be making forward-looking statements based on our current expectations and belief. These statements are not guarantees of future performance and involve risk and uncertainties that could cause actual results to differ materially from expectations. Further information about these risks could be found in our - can be found in our filings with the SEC and we encourage you to review them.

                         I would now like to turn the call over to Camden's Chairman and Chief Executive Officer Ric Campo.

Richard J. Campo:

Camden Property Trust    Good morning and I appreciate you joining us on our
                         call today.

                         With me this morning is Steve LeBlanc, CEO of Summit, Keith Oden, Dennis Steen, Alex Jessett, and Terry McKinney and also Ben Fraker.

                         We are excited and pleased to tell you that Camden and Summit have entered into a definitive merger agreement. This is without question a defining moment for both our companies. This agreement will create an exceptional multi-family platform and the fifth largest multi-family company in the industry with a total of 66,693 apartment homes and a total enterprise value of
                         5.3 billion when the merger is complete. The combined companies will operate under the nationally recognized Camden Living Excellence brand name.

                         As most of you know we celebrated ten years as a publicly traded company in 2003. Our 11 years of experience as a public company and the preceding 12 years has shown us that a sound business plan cleanly executed by intelligent dedicated professionals that share our values is the key to delivering consistent performance year after year. So it's not surprising that after all this time our fundamental strategy remains the same - creating the best multi-family platform in the industry that delivers consistent results for our shareholders.

                         Since our IPO in 1993, we have focused on growing our share price, FFO and dividend. Our commitment to our strategy is demonstrated in the progress that we've made. We have increased our assets and diversified our markets from $200 million in two Texas markets in 1993 to 3 billion - 3.8 billion in 14 geographically dispersed, high growth markets stretching from coast to coast. This growth has been fueled by the execution of two highly successful mergers: Paragon in 1997 and Oasis Residential in 1998. Those mergers increase our asset value by 1.9 million. Our growth has also been driven by a $1.2 billion development program that brought on line more than 14,000 Camden flagship apartment homes, and the prudent recycling of capital with carefully selected acquisitions totaling 13,000 apartments and $452 million and the disposition of 17,000 non-strategic apartments totaling $772 million.

                         Our results speak for themselves. In the last 11 years our FFO has grown from $1.86 per share to a consensus for 2004 of $3.24 a share. Our annual dividend has increased from $1.60 to $2.54, and at all times has been covered with operating cash flow and our stock price has more than doubled.

                         With this $1.9 billion merger, we are making the right move for both organizations. We'll be acquiring 14,000 high-quality apartment homes most of which are located in regions that are new to Camden such as Washington, DC, South Florida and Atlanta. This strategic geographic complement enhances our existing footprint in Florida and North Carolina while further diversifying our portfolio with the addition of the new regions.

                         Our already substantial development pipeline will grow with the addition of Summit's development arm consisting of 3,700 apartment homes with approximately 60% located in Washington, DC area and 25% in Southeast Florida. As you can see, Summit's markets, asset quality and development pipeline are an excellent match with Camden.

                         This transaction is also firmly aligned with our strategic plan of lowering our net operating income concentration in Las Vegas, Houston, and Dallas and increasing our presence on the East and West Coasts.

                         With this announcement, we are accelerating the process of diversifying our portfolio. What would have taken typically five years to accomplish, we will be completing in just a matter of months. By accelerating our diversification strategy, we believe we are continuing to position ourselves to be the best in all aspects of the multi-family industry. I would now like to turn the call over to Keith Oden to give you a couple observations about this strategic move. Keith...

D. Keith Oden:

Camden Property Trust    Thanks, Ric.

                         The history that Ric covered demonstrates our commitment to transforming Camden's operating platform from 6,000 units in Texas to the more than 50,000 unit national footprint that we enjoy today. Currently, we operate an efficient, geographically diversified platform that has consistently delivered stable earnings growth to our shareholders.

                         As Ric indicated, our strategic objectives have not changed. As many of you who follow our company know, we've been talking about our diversification strategy for some time. The strategy's premise is that by having a portfolio diverse in both geography and product type we are able to leverage all stages of the market cycle and capture greater market share by offering high-quality apartment homes at varying price points to our residents.

                         Instrumental to this strategy has been our goal of limiting the NOI concentration at each market to single digits. For the past 11 years, we've been working diligently to reduce the NOI contributions of our over-weighted markets, such as Houston, Dallas, and Las Vegas and increase our exposure in our other growth markets to achieve a portfolio with NOI contributions below 10% in every market. This merger gets us to single digit NOI concentrations in all markets in less time than we had planned and on an FFO accretive basis.

                      We've chosen our core markets carefully. We firmly believe that over the long term employment growth is intrinsically linked to multi-family performance, and employment growth over the next five years will continue to drive the fundamentals of our business. Consequently, we have sought to acquire assets that are located within the high growth markets.

                      We have also consistently focused on asset quality while offering a variety of price points to maximize market share. We continue to increase the overall quality of our portfolio by pruning the portfolio of older, non-strategic assets and acquiring assets that match our criteria.

                      This merger is another crucial step in the execution of those key objectives. Summit is known for a high quality, well-located apartment communities. Their East Coast presence in markets such as Southeast Florida, Washington, DC area, Atlanta, Raleigh, and Charlotte improve our platform while providing us a presence in 19 of the 26 highest projected employment growth markets in the US for the next five years.

                      It's hard to imagine a portfolio that is a better fit with our strategic objective than Summit - they are in the right place with the right assets which makes this move the best move for Camden. Not only does Summit bring an excellent East Coast portfolio to the table but it also brings a sufficient number of premiere communities in each of those markets to achieve the operating efficiencies that our core market strategy requires.

                      Additionally, with Summit's average asset age of only six
                      (6) years and Camden's eleven (11) years our overall asset age will be reduced to an average of nine (9) years. The result is a portfolio of newer, higher quality apartment communities. We believe that this merger produces the best platform in the industry when measured by future NOI growth potential.

                         Camden's future NOI growth will be enhanced by accelerating the same store NOI growth on Summit's assets and by assimilating Summit's development pipeline and production capabilities into Camden.

                         For more than ten years we have consistently outperformed our peer group in same store NOI growth. Camden's average annual NOI growth is 3.3% compared with a peer group of 1.0%. Summit's average NOI growth is slightly higher than the peer group at 1.4%.

                         We believe that an area in which a positive impact on NOI can be achieved almost immediately is in improving operating efficiencies as it relates to technology.

                         For example, our combined companies would benefit from the substantial investments that Camden has made in technology and ancillary income streams over the last decade. Those technologies that have already demonstrated that they streamline our employee's work flow and enhance our residents' lives include Credit Retreiver, Camden Connect, OpsTechnology, and Sure Deposit.

                         Most importantly, we will quickly convert the Summit portfolio to our state-of-the-art web-based OneSite property management system that we co-designed and developed and are in the process of implementing across our portfolio. The system streamlines our business processes, which in turn increases employees' response time to service our customer requests and also reduces customer wait time for those requests. The system brands the customer experience from first contact to move-out and creates a seven-day-a-week, just-in-time customer service solution.

                         Finally, the company will have a substantial development pipeline located in strong markets to drive future growth. Camden's $430 million current and future development pipeline combined with Summit's $620 million pipeline will result in a $1.1 billion development pipeline to be staged over the next several years. Nearly $800 million of those developments will be located in the key markets of Southern California, Southeast Florida and the Washington, DC area. On a $5.3 billion asset base, the anticipated development of new, high-quality communities in high-growth markets is a compelling driver of future growth.

                         Now I'd like to turn the call over to Steve LeBlanc, CEO of Summit Properties.

Steve LeBlanc:

Summit Properties        Thanks Keith and thank you Ric.

                         You know your tremendous leadership and outstanding performance over the years has made this merger possible so thank you.

                         I'm going to cover two areas this morning. First I'm going to give you a little bit of history about Summit and our strategic focus and next I want to discuss the compelling reasons for this merger.

                         Summit's a 32-year-old company with a long proud history and in fact we began a serious transformation about six years ago when we transformed the company from 22 markets down to 5. We're a fully integrated operating company focused on those 5 markets that have historically led the country in job growth and in fact Washington, DC and Southeast Florida, two of the best apartment markets in the country, represent over 50% of our NOI.

                         We've got a portfolio of Class A market leading communities with an average age of only six (6) years. We've also got some of the best associates in the industry. We're focused on customer service. We won the Best Customer

                         Service Award for four years in a row. We're also focused on development and creating value. We've got a $600 million plus pipeline with a tremendous embedded value creation opportunity.

                         So Summit's strategic focus, operating platform and portfolio of Class A communities in five of the best apartment markets in the country is an excellent fit for Camden.

                         Now I'd like to discuss some of the compelling reasons for this partnership.

                         One is the tremendous enhanced geographic diversity the combined company will have with a Coast to Coast platform that will rival none in the industry.

                         We'll also have a lower total cost to capital and they'll also be great, tremendous operating efficiencies as we adopt the best practices of both companies.

                         When you also combine the two terrific development pipelines, our pipeline of $620 million and Camden's pipeline of $430 million for a total combined development pipeline of $1.1 billion, and as Keith mentioned $785 million in Washington, DC, Southeast Florida and Southern California three of the best apartment markets in the country, that's a tremendous embedded value creation for our combined shareholders.

                         The organizational fit is also quite remarkable. Camden will be able to add three new markets, Washington, DC, Southeast Florida, and Atlanta and add to their portfolio in Charlotte and Raleigh. I really believe this will be the best portfolio and operating platform in the multi-family apartment sector.

                         We also have shared culture and values which are very compatible operating ideology. Camden and Summit both are customer service driven companies. Our associates, some of the best in the industry, have a long tradition of excellence in everything they do.

                         Finally, our shareholders should be very excited about the premium stock price and the 26% dividend increase they will benefit from. They will also have an opportunity to be part of the new Camden which is a terrific platform.

                         With that let me turn the call back over to Ric and Keith and remind them that we are now their biggest fans.

Richard J. Campo:

Camden Property Trust    Thanks Steve.

                         Based on Camden's closing share price on October 1, 2004, Camden would acquire each Summit common share for consideration, on average, of $31.37 per share, a premium of 13.5% to Summit's closing share price on Friday, October 1st Thirteen dollars and eighty-one cents ($13.81) of common share consideration will consist of cash, $434 million in the aggregate, and $17.56 of common share consideration will consist of Camden common shares with a fixed exchange ratio. Total Camden share consideration will equate to approximately 14 million Camden common shares and operating partnership units. This is assuming that all holders of the operating partnership units would like to remain in the partnership following the merger.

                         Summit shareholders and unit holders will be able to elect to receive either cash or Camden shares for each Summit share. The transfer agent will balance the cash versus stock elections based on shareholder election in order to maintain the fixed cash and stock relationship prior to closing. Camden will maintain its annual dividend of $2.54 per share which will provide a $0.35 per share or a 26% increase in dividends for Summit shareholders.

                         Summit will have a termination right in the event that Camden shares trade below $39.31 based on the 14-day average excluding the high and the low immediately prior to closing. However, Camden has the right to cure any deficiencies under the $39.31 price by adjusting the exchange rate. There's a $50 million break-up fee in the transaction.

                         Camden's board will be expanded by two directors. We expect those board seats to be filled by Mr. William B. McGuire, Jr. and Mr. William F. Paulsen and we are excited to have these two veteran real estate professionals add value to our Board.

                         The $1.9 billion merger we funded with $434 million in cash, $658 million in Camden shares, and the assumption of approximately $750 million of Summit debt. The cash component of the consideration will be funded through a combination of property sales and the spin-off of properties into a to-be-formed joint venture. The joint venture would be similar to the spin-off of the Las Vegas properties that was part of Oasis Residential merger. We believe that these cash generating transactions should be completed before or closely following the merger closing anticipated to be some time during January 2005.

                         We have arranged for a $500 million bridge loan from Bank of America in the event that our anticipated sales are not completed before the closing. Post-merger, we are committed to keeping reasonable debt levels and maintaining our investment grade ratings.

                         We have analyzed numerous sets of assumptions for combining these two companies and the transaction will be slightly accretive beginning in 2005 under all scenarios that we've modeled.

                         Having successfully completed two mergers already we know how to cut cost by streamlining corporate administration, integrating operations, and implementing revenue enhancing and expense control programs on site.

                         We expect the major components of our synergies to result from a $10 million reduction in G&A run-rate expense, a $6 million interest savings in the first year from mark to market of assumed debt, and fees generated from the formation of the joint venture. However some of the synergies will of course be offset by higher projected interest rates and the issuance of 14 million shares of Camden stock when the transaction closes.

                         The overall cap rate on this transaction is estimated to be 5.9% based on 2004 NOI in-place rent or in-place NOI for 2004 after deducting market cap-ex reserves and management fees. We're currently in the process of developing our 2005 property level and corporate G&A budgets and expect to complete them during the fourth quarter. We plan on providing 2005 earnings guidance and discussing the underlying assumptions for that guidance prior to year-end once we have completed our 2005 budget process.

                         At this point we'll open up the call for any questions.


                         Your first question comes from Andrew Rosivach of Camden Property Trust. Please proceed.

Andrew Rosivach:

First Boston             Good morning. It's Andrew Rosivach of First Boston.

D. Keith Oden:

Camden Property Trust    We knew you liked us but didn't know you'd joined us.

Andrew Rosivach:         I know you were worried about your G&A estimates after
                         hearing that.

D. Keith Oden:           Yes.

Andrew Rosivach:         Just on the deal terms I think I've got it now. But at
                         the end of the day if you think of Summit being 35 million shares and units, 21 million are going to - million shares are going to be bought but with Camden shares no matter what and 14 million are going to be bought with cash no matter what. Is that how
                         (unintelligible)?

Richard J. Campo:        (Unintelligible).

Andrew Rosivach:         Okay so to a certain extent your consideration for
                         Summit is going to fluctuate a little bit with Camden share price.

Richard J. Campo:        That's correct.

Andrew Rosivach:         Okay.

Richard J. Campo:        That's the only thing that fluctuates because it is a
                         fixed exchange rate - ratio and a fixed number of shares.

Andrew Rosivach:         Got it and how many shares are now pledged to
                         definitely go stock?

Richard J. Campo:        Approximately 14 million shares of Camden stock will be
                         issued in conjunction with the merger.

Andrew Rosivach:         I'm sorry. How many - I think you'd mentioned on
                         yesterday's call that some of Summit's management team has already agreed that they'll go 100% stock?

Richard J. Campo:        We expect even though you'd have to go to the proxy
                         solicitation process - we expect that the operating unit holders or a substantial number of the operating holders including the founders of the company will choose stock yes. But we do have to go through the solicitation process and we do have - and then that has to go forward but we do expect that, that's correct.

Andrew Rosivach:         Got it - okay and then how much are the transaction
                         costs to the deal and is that baked into the cap rate calculation?

Richard J. Campo:        Yes. The transaction cost in the deal is about - a
                         total of roughly $66 million in terms of change in control cost, bankers, lawyers, that sort of stuff.
                         Those costs are baked into all the cap rate assumptions and the accretion and dilution analysis that we've put forth.

Andrew Rosivach:         Got it and then finally the mark to market that's
                         really a - that's a non-cash GAAP event. What would be the accretion from the deal or would the deal be pretty close to flat if we backed off the loan premium amortization?

Richard J. Campo:        Well first of all let's talk about how the mark to
                         market is determined.

                         First of all we're basically taking their debt and marking it to market as if it was a - like a bond and the discount or the reduction or the amount of debt - the cost associated with the debt that's over market which in our model is about $20 million in the aggregate that was - we used - that number was actually
                         - we
                         reduced the amount of equity value to Summit shareholders so as if Summit shareholders are paying that because their debt is over market. So it's real money coming out of the computation for the ultimate equity value of the transaction. So let's make sure that everybody understands that.

                         We've subtracted from the total value of Summit equity the amount of - this $20 million related to the interest being above market. And that then from an accounting perspective we are amortizing that $20 million reduction in equity value for Summit shareholders over the life of those loans as if we just went out and got new loans at the current market rate.

                         Okay now from that perspective it's - think of it as just refinancing the portfolio but the cost associated with the refinancing of the portfolio was borne by the Summit shareholders by virtue of them getting $20 million less in value by subtracting that mark from their equity value. It's not an accounting-ism or anything like that. It's purely the re-apportion or the re-pricing of the debt and pricing that cost into the Summit shareholder value.

                         Now as far as the accretion dilution calculation there's about $6 million of mark to market flowing into the first year and then it starts decaying if you will or going down over the duration of the loans. Depending upon how aggressive we are on joint venture fee income and what we've done models that show that it's either flat deal or slightly diluted if you take out the interest savings but, I don't know why you would.

Andrew Rosivach:         Just to re-phrase when you quote that 750 million of
                         debt you're assuming in that 5.9 cap rate that included that mark to market.

Richard J. Campo:        That's correct.

Andrew Rosivach:         Okay and then last you give sources and uses for your -
                         for this transaction but you've also got a pretty healthy development pipeline to fund. What do you think would be a - the source of proceeds to fund it?

Richard J. Campo:        We'll be forming two joint ventures.

                         One would be an operating portfolio joint venture where we would put low cap rate operating assets in, in essence trading middle of the country properties on an accretive or flat basis with East Coast properties.

                         Then a second joint venture would be formed for development so that we could make sure that we keep proper levels of leverage and debt on our balance sheet. That joint venture's probably a $250 to $300 million joint venture and we would fund development through the joint ventures.

                         In addition, we would also fund additional joint ventures going forward through the sale of non-core assets and just a capital recycling program that we've been, doing for the last ten years.

Andrew Rosivach:         Got it. Okay thanks a lot guys.

Richard J. Campo:        Thanks.

Craig Leupold:

Green Street Advisors    Good morning Ric.

Richard J. Campo:        Hi Craig.

Craig Leupold:           Couple of questions - several were answered through -
                         by Andrew's questions but in terms of the property management expenses when you say market management expense what is that assuming in terms of some percentage of revenues?

Richard J. Campo:        Yes. In terms of developing the cap rate we used a 3%
                         property management fee. Basically the way we calculated our cap rates is we took the transaction and looked at it from a value perspective from a bottom up analysis. We took every single property. We looked at it individually, had our property people go through, eight months of actuals. We had all the actuals through August. We then compared their eight-month actual to their budget for the last four months of the year. And if they were on budget the budget was used, if they were under budget we took the budget down, if they were doing better than budget we trended it up slightly to get on - to be on the right trend line that the property was producing.

                         We put the four-month then projection in the model including the eight-month actual and that became our base run rate if you will. On that run rate we applied a 3% management fee from a market - we tried to determine what the market cap rate would be so a 3% management fee was used.

Craig Leupold:           Okay so when you talk about the G&A and property
                         supervision savings that's where some of that savings shows up?

Richard J. Campo:        No the G&A and property supervision savings didn't have
                         anything to do with how we calculated the cap rate. The cap rate is simply using, sort of market metrics with respect to calculating that number. As far as the G&A and property supervision let me let Keith talk about how sort of his team approached that.

D. Keith Oden:           Yes. Craig we really looked at it two different ways.
                         We first started out by just taking the financial information from Summit and we did an independent analysis looking at it on a combined basis where we thought the G&A savings might come from. But then we also went back and had each of our individual department heads start from scratch and look at what would they need in terms of incremental G&A to be able to support a 14,000 unit portfolio distributed among five markets where we had overlap in only one.

                         And after going through that analysis from two different directions we were within about $300,000 of the projected G&A savings of 10 million. So we're very comfortable with the G&A synergies and property supervision synergies that we've laid out and we think that's a fairly conservative number and confirmed by two different methodologies.

Craig Leupold:           Okay. What about property taxes? How do you protect
                         yourself from, you know, given that this is, you know, a pretty significant price for Summit's assets relative to their cost basis in the assets and presumably the appraised values on tax roles? How do you protect from a property tax increase or what did you do in terms of your assumptions about a property tax increase?

Richard J. Campo:        First of all the cap rate is based on in-place cash
                         flow so we just used existing property taxes. Because this is a merger - a corporate level merger - there are no transfer taxes being paid. It's not a traditional real estate transaction where you have, you know, real estate valued at a specific number and then transfer taxes and contracts being available for taxing authorities and that sort of thing. So we basically are doing it on a company level basis so we don't think there's going to be any major changes in property tax valuations that Summit hasn't already faced and that aren't embedded in their 2004 number.

                         It would be different if we were buying individual assets and then moving all these individual assets into Camden but we're not. We're simply acquiring the operating partnership unit and the general - or the partnership entity and acquiring the Summit general partner and basically merging that general partner into a subsidiary of Camden. You shouldn't have any negative property tax effects because there was never any valuation for any of the individual assets.

Craig Leupold:           Okay. I think in yesterday's presentation you mentioned
                         that in - of the 66 million in transaction cost roughly
                         40 million is for severance payments to Summit employees. Any senior Summit officers and/or development folks staying on as part of the transaction?

Richard J. Campo:        We are definitely interested in talking to the
                         development and construction folks. Clearly, G&A savings in transactions like this come from the very senior levels and we have had, preliminary discussions with folks. But the fact that Summit has a very, very good development team and construction team with a lot of incredible history and a great pipeline, we expect to, have discussions with those folks and try to keep them. They're smart, really good people and that makes a lot of sense. But clearly you can't have two CEOs or CFOs and that's where a lot of the savings come from.
                         Steve's a great CEO but I like my job.

Craig Leupold:           Okay.

Keith Oden:              Craig as - speaking as a representative of part of the
                         synergies here we've talked to our development and construction team and they're excited about the opportunity for this platform, we've got, our development pipeline's actually larger than Camden's but Camden's got great land embedded on their balance sheet that needs to be developed including some sites in Washington that we'd love to have. So our team is excited about having a bigger platform and a greater operating company to build off of.

Craig Leupold:           Okay and then I guess last question. In terms of the
                         expected cap rates on the sale again you mentioned yesterday that Summit had roughly $120 million of properties under contract and might sell another 140 million before the transaction close. What kind of cap rate do you expect on those sales and then also what kind of cap rate do you expect on the contribution of assets to the joint venture?

Richard J. Campo:        The assets that are under contract are condo conversion
                         candidates and would be sub five cap rates and those are the under contract assets. The 140 million that may either be sold outright or/and they could potentially also be contributed into the joint venture, those cap rates are estimated to be about 5-3/4 plus or minus.
                         And the ones in - that will come out of Camden's portfolio will also be in the 5-3/4 sort of zone.

                         The interesting thing about cap rates today in this country is that they're pretty much 5-1/2 to 5-3/4 for any asset that is, less than five years old - in Houston, Dallas, Denver, Vegas, and where, in markets that traditionally have not had cap rates that low. You take assets that are in the - in that age bracket and take them to Washington, DC, South Florida, Southern California and you're pushing five cap rates. Their condo conversions are sub five cap rates, some in the three and low fours.

                         So we do expect to put lower cap rate transactions or properties into the joint venture so that we can make sure that we aren't, putting higher cap rate assets in and creating dilution in the trade.

                         I think the sort of concept is to be able to put assets and when we put them in Houston, Dallas and Vegas even though we will be putting sort of newer assets into that joint venture we have the capability with land in-place to replace those assets on our balance sheet through capital recycling by building the projects in those markets and then selling older assets in a couple of years to fund those developments when they're finished.

Dennis Steen:            You know Craig we're the king of capital recycling. So
                         I know that Bill and Bill as they sit on the Board and Ric and Keith and I have talked about the opportunity to do exactly what Ric's talking about - buy our whole portfolio and sell some of our older communities and some of the condo converters to fund part of the acquisition. It's just a terrific opportunity.

Craig Leupold:           Yes accepting that, those are market cap rates one -
                         how low do cap rates go and what kind of returns are buyers expecting when they're buying, you know, Dallas, Houston, Las Vegas assets at 5-1/2 to 5-3/4 caps?

Richard J. Campo:        Well I think that they're expecting, sort of low teen
                         leveraged returns and embedded in those cap rates are the expectations that cash flows are going to improve at a pretty reasonable pace or a pretty fast pace, going forward in the next two or three years. Most of the private buyers are financing on five to seven year sort of interest only financing. So they get very good positive cash flow during the holding periods and then they expect to have the cash flow grow at a faster rate and cap rates will rise with interest rates. So I think that that's definitely the model that's out there in the market today.

                         We obviously are not, sort of end IRR driven in this kind of transaction even though we did in fact do, IRRs and discounted PVs on this valuation to make sure that our weighted - that we were having an IRR that was higher than our weighted average cost of capital long term.

                         But I think people are looking at, low teen leverage returns and with reasonable growth rates with current cash on cash returns that you're getting when you put fixed rate financing on at these low rates you can - those numbers work out pretty well.

Craig Leupold:           Yes well over the last couple of years though you've
                         acknowledged that you found it hard to make acquisitions because of the prices that people are paying. Now you're, you know, you're doing a sub, you know, almost a $2 billion transaction here. What gets you comfortable now to pay these types of cap rates versus where, you know, your position's been the last couple of years?

Richard J. Campo:        I think what gets us comfortable is we believe that
                         we're in the trough of the recession and that the multi-family dynamics are going to turn up positive here in the next year or so. That the cash flow growth in this particular portfolio will be at a higher rate or higher growth percentage than Camden's overall portfolio and that the cap rate will increase, in the cash flow the properties will increase going forward.
                         That even if cap rates are - I think for sure cap rates will rise at some point but we believe that these markets and these assets the cash flow will rise higher than the cap rate - than the cap rates will rise and that we will have created value by doing this transaction.

                         Now if you asked me a year ago I would never have done this transaction last year at this time because I didn't know when the - I didn't feel like the market had bottomed and that we were getting ready for an upturn and I think that's where we are today. So the difference in our mentality is that we think we're at the bottom and going to move up. And then let's say - and I think that's sort of the, the premise for the merger.

                         Now on the other hand if you - let's say we have a double dip recession or a triple dip or whatever you want to call it and we don't have cash flow growth. Well presumably interest rates are not going to rise and cap rates will stay at historical lows and we'll be in a situation where am I better off or is Camden better off in DC, Southeast Florida, Atlanta, Charlotte and Raleigh as opposed to having, 14% of our assets in Dallas and Las Vegas and Houston. I think from a - even in a worst case scenario where we don't have cash flow rising because we go into another recession we're better off because we're more diverse and we're - we have assets in markets that are good markets even in a recession.

                         Say you're in a situation where cap rates will remain low and I don't think prices fall dramatically in that kind of scenario at all so we're sort of believing that or we're in a position where we're good on the downside and better on the upside.

Keith Oden:              I would echo what Ric's saying Craig. As far as the
                         economy you remember on the first call we told you that we were the most optimistic people you're going to meet today on the economic outlook and that the market seemed to be underestimating the terrific cash flow
                         (unintelligible) and I think the whole industry's going to have in '05.

                         In addition to all the comments that Ric made he's also buying an operating platform. We've got tremendous embedded value in our development pipeline and combined this will be the best operating platform in the multi-family (unintelligible) sector. You can't discount that at all.

Craig Leupold:           Okay - fair enough.  Thank you.

Richard J. Campo:        Sure.

Jonathan Litt:

Smith Barney             Hello. Can you hear me?

Richard J. Campo:        We can.

Jonathan Litt:           Okay. I'm on a cell phone. I apologize if it's a little
                         scratchy.

                         I wanted to confirm a couple things. I think you said the FAS 141, 142 charge related to the mark into the market of the debt is $6 million, is that correct?

Richard J. Campo:        No. The total amount is 20 million and the...

Jonathan Litt:           But the annual impact on earnings first of the year is
                         6 million?

Richard J. Campo:        That's correct.

Jonathan Litt:           And then the G&A savings in response to Craig's
                         question, did you say it was $10 million?

Richard J. Campo:        Ten million dollars in the aggregate yes. We will
                         experience - I think we have that feathering in in the first year. So in the first full year after the merger it will be 10 million but it's about - I think we have maybe 8 million plus - 8.7 built in the first year and then 10 after that just because they'll be wind down, costs...

Jonathan Litt:           Right.

Richard J. Campo:        ...associated with, integrating the functions with the
                         company. But overall if you just take - if we could flip a switch January 1 and have everything completed it would be $10 million (unintelligible).

Jonathan Litt:           Now is it fair to assume that some piece of that is
                         currently being capitalized at Summit because my recollection from the second quarter was that Summit's total G&A that was expensed was in the 2 plus million dollar range?

Dennis Steen:            Yes. What you need to really do in your modeling - this
                         is Dennis, what we have forecasted for in the first year stabilization is that our G&A and prop sup cost would be in the 6.6 million to $6.7 million range. If you go to Summit's income statement if you then annualize G&A, prop sup, prop sup third party, and the other corporate costs that are on their income statement is how you get that 10 million savings.

Richard J. Campo:        Yes that number would be about 16.6 million. So the
                         answer to your question is no this is not - we're not dealing with any capitalized costs at all because obviously a capitalized cost on their books and an expense on our books would not be synergies it would be increase in cost.

Jonathan Litt:           Okay.

Richard J. Campo:        And so this is purely - you just can't take G&A. You
                         have to take property supervision and other corporate cost and those - off of their financial statement. You annualize that, it's about $16.6 million annually, and we think that we can - we'll keep about 6 million, 6.6 million of those costs or netting $10 million of savings.

Jonathan Litt:           Now I think also in response to one of Craig's
                         questions you said there was $120 million under a contract for sale. Was that at the Camden or the Summit?

Richard J. Campo:        No that's Summit.

Jonathan Litt:           And in addition you think you'll do another 140 million
                         in sales?

Richard J. Campo:        Either in sales or a contribution to the JV - the JV we
                         talked about is somewhere between $400 and $500 million. And the sale portion will be - if we sell assets - we will have a combination of some older assets that we're going to just sell and we don't want in the joint venture. So it just really depends on the pricing of those assets and how we feel about those versus what we contribute into the JV.

Jonathan Litt:           Okay so if I'm looking at the run rate for Summit in
                         the second quarter I'd have to assume kind of 200 and - almost $300 million less in - $250 million less in NOI or $250 million less in assets so a less amount in terms of NOI related to those assets you're going to control?

Richard J. Campo:        Well you have to be careful with that because you do
                         have to take sales out but you do have to put acquisitions in because Summit acquired a number of properties during that period. Part of the complication of - and I know it's difficult for those of you who don't have the detailed information that we have on the company in calculating the cap rates. But we have taken the second quarter subtracted the dispositions that are either under contract or have already happened, added back in the acquisitions that they have done, and our math and that's how we come up with the 5.9 cap rate.
                         But it is hard to get to from the public information unless you have the specific cash flows for each property.

Jonathan Litt:           Now the 5.9 cap rate is not on the roughly $2 billion
                         in cost to close this transaction. It's on something less than that or it's less development and land, is that right?

Richard J. Campo:        Yes that's right, the 5.9 cap rate is on specific
                         operating assets which total about 12,732 properties - that totals up to about 1,600,000,000 plus or minus.
                         That's the 5.9 cap rate - but you really can't put a cap rate for example on a development that's 50% leased at this point and then make any sense of it. You have to, put a cap rate on it when it's stabilized and it's not going to be stabilized, it will be stabilized in six or seven months but not now.

Jonathan Litt:           Now you had said that - or somebody had said that the
                         Summit development program's worth 620 million. If you look at the Supplemental on Summit it says 250 million spent...

Richard J. Campo:        Right.

Jonathan Litt:           ...two hundred sixty five million expected to be spent.
                         How do you close the cap to the 620?

Richard J. Campo:        Okay what you do is you is - first of all you have
                         developments that are under construction or in lease up. That's one number. We basically valued those at what we think are wholesale values because they have lease up risk and that's about $200 million plus or minus and that relates to four properties that are under construction as we speak.

                         The issue there is that what we've done is we have projected the total cost to complete those properties and put them in our model, okay? So when we talk about
                         1.9 billion it includes cost to complete developments plus a premium that we put on those assets to get us a wholesale cap rate on those developments. So it's not going to tie directly to the financial statements because of that. So if you take our original - let me just walk you through the numbers.

                         You've got a billion six of stabilized assets at a 5.9 cap. We have - plus or minus, that number - we then have non-multi-family assets, retail assets that are in the portfolio of about $17 million. You have development assets that are under construction and lease up where money still has to be spent to finish those developments of about $200 million, okay? Then you have land that is on the balance sheet that we've valued the land at the current market value of the land and that is embedded in the $600 million of portfolio from a total construction perspective but the land that we valued is about $57 million.

                         In addition the company has another $42 million or $43 million worth of land that is under contract that will be closed between now and the closing. So you have then a total - if you look at the land for example, the $57 million of land, is for development of 2076 apartments, the $43 million that's under contract is for the development of 1119 apartments. So when you put - when you carry out the value of the portfolio when it's finished that's how you get the $600 million. You take those units, you buy the land, you build them, and at the end of the day...

Jonathan Litt:           Oh I see.

Richard J. Campo:        ...it's the $600 million.

Jonathan Litt:           I got it.

Richard J. Campo:        So if you take those four components that's how you'd
                         get up to the 1.9 billion of the total transaction.

                         Now when we calculated Summit - the value of the equity of Summit and this is just the way you build a real estate model. You evaluate the components, subtract the cost of the deal, subtract the debt, the liabilities on their balance sheet, and at the end you end up with a - about a $1,086,000,000 of value. And you divide that by their - by the number of shares and you end up with, you know, 31.39 or 31.37 when we fix the price. A true bargain.

Jonathan Litt:           Thank you for the detailed explanation Ric.

Richard J. Campo:        Sure.

Jay Leupp:

RBC Capital Markets      Hi Ric. A couple follow-up questions on the asset
                         sales. Do you expect to have or how much of the asset sales do you expect to have completed before you actually close in the first quarter? And also could you just walk through the basic terms of the standby bridge that you have lined up in the event that you don't get them all done?

Richard J. Campo:        Sure. Well the ideal situation is to have everything
                         closed simultaneously with the merger, that may or may not happen. And Dennis why don't you go through the standby?

Dennis Steen:            Yes the standby, we have a $500 million bridge note
                         with B of A. There's no commitment fee for the first 60 days subsequent to the signing of the merger agreement and then we have a ticking fee that begins at that point and we don't have a further cost until there's any funding underneath the note.

Jay Leupp:               Okay and then Ric back through the numbers that you
                         were walking through. Can you give us the gross amount that you were assuming in the acquisition for capital reserves over the first year? And then if I'm correct you were using actually two - second quarter NOI annualized to calculate that 5.9 cap rate?

Richard J. Campo:        No - we didn't use second quarter annualized. We used
                         eight months actual plus adjusted budgets depending on the property's performance for the last four months of the year and that 12-month cash flow which included eight months actual and four months projection is what we based our 5.9% cap rate on.

Jay Leupp:               Okay.

Richard J. Campo:        Okay? And then in terms of market cap rates we used -
                         on new assets we used 150 in reserves and older assets we used 250 which are market rates. And I know there's a lot of discussion about yes but cap rates are - or but CAPEX is, 300 bucks or 500 bucks but in a market - in today's market these are the underwriting dollars that people put in and if you use higher numbers you don't get deals basically.

                         So if you use a - for every - if you use a $300 CAPEX number for example and we did sensitivities at various levels of cap rates and to give you a sense $300 changes your numbers by about five basis points on yield, okay?

Jay Leupp:               Okay.

Richard J. Campo:        Just to give you a sensitivity situation there if you
                         don't like 250.

Jay Leupp:               Okay and then just one last follow-up on the asset
                         sales. Is there any chance in this pool of asset sales and joint venture that you'll be exiting any existing markets outright? And then of the markets that you're acquiring that are new to you which are the two or three that you're most likely to grow over time?

Keith Oden:              The asset sales Jay are most likely to come - and JVs
                         are most likely to come out of the markets where we're over-represented which is, you know, Houston, Dallas, Las Vegas. Also the reason for that is is that we are in a position to replace those assets from some of our existing planned position so that those would be the - where we would focus on as far as the JV or the outright sales. We have not - in this model we've not targeted any of the markets for, you know, that we would be getting out of as a result of this transaction.

Jay Leupp:               And then in terms of the markets that you're acquiring
                         do you plan to grow in all of them or are there two or three that you targeted that are most likely to be the true growth engine of this acquisition?

Keith Oden:              Well, you know, clearly the - on a percentage basis
                         where we have the opportunity to add to our portfolio and they happen to be markets that we really have liked for a long time and we've been looking for the right opportunity to enter them with enough size and a portfolio to make it make sense would be South Florida, Atlanta, and Washington, DC. Since we have overlap in Charlotte when you put the two companies together I can't see us adding net to assets at Charlotte. And then from - in the case of Raleigh we're comfortable with the level of our exposure in Raleigh.

                         But the three - obviously the three markets that we have the greatest deal of interest in and they're markets that we frankly have been talking about and you guys have heard us talk about them for five years or so. And our reluctance has been finding an opportunity on a portfolio basis where we could immediately have enough presence to compete in those very competitive markets.

Jay Leupp:               Thank you.

Jim Sullivan:

Prudential               Thank you and good morning.

                         First of all a question on the transaction cost savings that you've outlined of 10 million. Can you tell us what kind of headcount reduction that entails?

Richard J. Campo:        Headcount reduction? We don't have the headcount
                         reduction numbers, you know, sort of right here but when you think about it the corporate G&A is - in the corporate office for the top, three or four people is pretty substantial so...

James Sullivan:       Yes.

Keith Oden:           We haven't had the opportunity to meet with and understand all the capabilities of Summit's employees. I think the simple way though to think about it is is that as we did with the Oasis and the Paragon mergers we would anticipate that 100% of the site level employees would come over and join us.

                      We also, as Ric mentioned earlier, we are very anxious to integrate the construction and development operations and obviously the property supervision that comes with the on-site staff.

                      If you take - if you sort of take those components what you're left with is executive staff and then the - sort of the duplication of the back office accounting functions that, you know, that are going to have to be combined in any business combination like this.

Jim Sullivan:         No I think you had talked about it in your prepared
                      comments - about the technology platform that Camden has and where you think you can maybe increase efficiencies applying that to the Summit portfolio. Is the - will there be a transition period that might present a challenge here
                      - an integration challenge or not?

Keith Oden:           It is our expectation that throughout the next four months prior to closing that we would make as much progress on integration as is possible and practicable while you still have two companies that are standalone entities.

                      We have assumed that in the first year Jim that instead of the $10 million run rate G&A savings that we would realize about 8.7 million. The balance of that 1.3 million is - we think is sufficient to account for the overlap but obviously our first order of business is to make as much progress along those fronts as is practicable under the circumstances.

James Sullivan:       Okay and I think you indicated as part of the $66 million
                      in transaction cost that approximately 40 million would be for change in control and severance. Is there likely to be any incremental special charge through eliminating staff in the corporate office?

Keith Oden:           No.

James Sullivan:       No? Okay.

                      Development yields, we've been hearing a lot over the last several months about rising commodity cost and the affect that's having on construction costs. Can you give us your expectation in terms of development deals for the two portfolios and whether or not you're confident that the recovery in the apartment market that some of you have been talking about here is going to be enough to - or strong enough to keep those development yields at attractive levels?

Richard J. Campo:     Well that's a - definitely a good question. The
                      development business has been under pressure not just from the weakness of the markets but also increasing cost. The market - the cost has increased tremendously in the last
                      12 to 18 months so development yields have been a challenge to keep up. And the way we have evaluated the Summit pipeline is basically doing standalone models on our own but also looking at the land and saying - and deciding that - and valuing the land and what we think the market value of the land is today.

                      So each development will be evaluated to make sure that the yields are reasonable and commensurate with the risk associated with a development program. And if the risks - for whatever reasons the costs are too high or the market rents aren't there and we don't believe that the risk return relationship makes sense we'll just sell the land. And we'll do that on Camden's books as well, it's - that's what a prudent developer does is if you have land positions that don't work you sell them and move on to the next development deal. But there's
                      - development yields are - it is challenging now with costs going up and clearly the recovery in the market is important to maintain development yields.

James Sullivan:       And can you tell us what the return hurdle is before you
                      make that decision to sell the land?

Richard J. Campo:     Sure, in markets like Washington, DC you don't want to - I don't think you start out with development yields below a seven. And today traditionally with cap rates at 5, 5-1/2, you're getting a, 150 to 200 basis point positive spread between what you can buy the assets at. When you start getting into the sixes we start - I start getting queasy from a risk reward perspective - from a development perspective. So, the 7, 7-1/2 zone is sort of where we would like to be from a development yield perspective and if we start seeing, yields, going in yields, substantially lower than that then we'd have to reevaluate.

James Sullivan:       Okay and can you also tell us to the extent you're
                      comfortable talking about it the origins of the contact between the two companies and the discussions about a possible merger? When did they begin?

Richard J. Campo:     They began in about June of this past year but in terms of in earnest discussions. The relationship though between the management teams at Summit and Camden and their Board span ten years. So we've - I've known Steve for a long time. I've known Bill Paulsen for a long time. And I think what happens in cases like this is that management teams get to know each other, they respect each other from afar and when an opportunity to do a, to have a strategic situation develop you're in good position to do that because everybody knows everybody.

                      And I think from that perspective even though we had - definitive discussions began in about June we had had lots of conversations just about business and about the world and, you know, where everybody was vis-a-vis, their competitive set, for years.

James Sullivan:       Okay and the final question from me and this is for Steve.
                      Steve in your prepared comments in talking about the achievements of Summit over the last few years one of the items you cited was the focus on a smaller group of markets - essentially five markets. And that's been part of your strategy for a couple of years here and that you cite as a positive. In this case obviously as a result of this transaction you take the portfolio or the scope of the company in the opposite direction. And can you just tell us how you get comfortable with expanding the market and including markets like Denver and Las Vegas and some of the Texas markets?

Steve LeBlanc:        Certainly. When I joined the company six years ago we were in 22 markets and essentially on a number of units basis about the same size. And given the size of our company, giving that we believe that this industry is - and this business is a fully integrated operating business we didn't think we could have an operating platform with that kind of diversity. We were just too small to be in 22 markets.

                      How did we choose five markets? Well we looked at a sharp ratio and a portfolio of management in an efficient frontier of total rate of return based upon risk adjusted parameters. Those five markets we selected and we really looked at every major market in the country - the five markets we selected,

                      Washington, South Florida, Atlanta, Raleigh, and Charlotte, we believe gave us the best risk adjusted rate of return on the efficient frontier.

                      We will - our plan had always been as we talked about the last few quarters was to grow the platform. We are too small. Given the public company, the cost of being a public company, Sarbanes-Oxley, the operating efficiencies we can achieve, some of the synergies we can get through training and operating excellence and new operating systems on site, et cetera we needed to grow the platform.

                      Ric talked about it being able to achieve his five-year growth plans by doing this merger. Summit can do the same thing. We had put together a five-year plan to grow to 30,000 units - really we were going to try to do it in three to five years so we were very aggressive on trying to grow the platform. This gets us there in three months instead of three to five years. So the market selection they have it certainly improves by adding the Summit portfolio.

                      I know that Ric and Keith are terrific real estate operators and they're going to drive total rate of return and long term stable cash flow growth by having a portfolio that is geographically diverse in 26 of the highest growth markets in this country. As I said I don't think there's a better operating platform in growth markets in the multi-family (unintelligible) sector.

James Sullivan:       Your comments give rise to a second final question. In
                      looking at the potential alternatives for Summit did you consider liquidation of the company - selling the assets and distributing the proceeds to the shareholders? And if you did were the transaction costs, the tax costs, otherwise, was that the differential that made this transaction more attractive or was it the upside you see in the future from this expanded platform as you characterize it?

Steve LeBlanc:        Well we have a terrific Board of Directors who always took the shareholder's best interest at heart when they made every decision we've made as a public company. We ran a fully vetted best practices process when we looked at doing something strategically and Camden is by far the best fit and the best opportunity for our shareholders.

                      For those shareholders who want to take advantage of the premium they can cash out. For those shareholders who want to participate in what we think is going to be the best multi-family real estate platform going forward they can stay in and participate in that.

                      So we looked at a number of alternatives and instead of going into those details I'll point you to the proxy that will come out in about two weeks and it will have a lot more details about the process we went through as we tried to maximize shareholder value in doing this transaction.

James Sullivan:       Okay very good. Thank you.

Steve LeBlanc:        You're welcome.

Susan Villiner:
Bear Stearns          Thank you.

                      I just wanted to go over the financing. I know S&P already opined and affirmed your mid triple B rating. And I was wondering if you could walk us through a little bit more specifically in regards to Summit's more recent focus on their secured debt and how you're going to refinance that and get your ratios back up to pre-acquisition ratios.

Richard J. Campo:     Sure. First of all before I answer the question we're
                      going to - we have a lot of people that are still in the queue to answer - that want to ask questions. So what we're going to do is limit the questions going forward to one question without follow-ups because we want to be respectful of people's time and try to keep this call at an hour and a half max and we're at an hour and ten, fifteen minutes into it.

                      So the answer to the question is in terms of financing Camden is an unsecured credit or an unsecured financing - that's our strategy is to use unsecured financing. And over time we will be paying down the secured financing of Summit as those loans mature or as the spread between prepayment penalties and interest rates so we can get - become more rational or reasonable to be able to take. So we will continue to be - to finance in the unsecured market and maintain our unsecured debt ratings.

                      In terms of the financing once we complete our asset sales and our joint venture formation our debt levels are pretty much where they began at the beginning. So it's a leveraged neutral transaction once we get that - get the JVs and the sales done and I think that's why S&P, you know, affirmed the ratings. They or we believe that and this is - and I think a lot of folks concur with this that today the liquidity in the multi-family market is absolutely superb from a transaction perspective.

                      So the ability to execute the sales and the joint ventures in a reasonable timeframe to make sure we don't have to keep the bridge loan outstanding very long and then get back to a normalized leverage perspective for this investment grade credit we're at should take a very short period of time and be done within the fourth or within the first quarter in any case.

                      So we aren't going to take our debt levels up and over time our credit metrics will improve as our developments come into (unintelligible) and our operating cash flow starts to increase with the recovery we expect in the market the next couple of years.

Susan Villiner:       And will that - can we assume that the Summit's secured
                      bank line will be paid off?

Richard J. Campo:     Yes.

Susan Villiner:       Okay.

Richard J. Campo:     It will be paid off. It will be paid off at closing.

Susan Villiner:       Thank you very much.

Richard J. Campo:     Yes.

Rob Stevenson:
Morgan Stanley        Good morning guys.

                      Are you guys providing any tax protection on certain assets to Summit shareholders?

Richard J. Campo:     Yes we are. We are providing 15-year tax protection to the operating unit holders at Summit. That's based - I think in the market today that's pretty close to a market position. You either provide 10 to 20 years in some transactions but we are providing 15-year tax support.

Rob Stevenson:        And how much of the asset base does that encompass?

Richard J. Campo:     It encompasses about - I think about 2/3 but the key thing is they've already - most of the assets have been 1031 exchanged into newer assets or developments. So most of the assets, we don't anticipate selling a lot of or needing to sell a lot of the Summit assets. The whole point of the merger is is it's a newer, higher quality portfolio on average than Camden's so they've done a really good job of capital recycling already so we don't have, a great need to do that.

Rob Stevenson:        Okay and is the shareholder vote for both companies a
                      simple majority or is there a super majority on either?

Richard J. Campo:     A simple majority for both.

Rob Stevenson:        Okay thanks.

Bill Acheson:
Merrill Lynch         Good morning.

                      I just wanted to make sure I understood the way that you estimate the in-place NOI.

Richard J. Campo:     Okay.

Bill Acheson:         I mean, it sounds like, you know, in simple terms that if
                      the operations were ahead of budget in the first half you sort of assume that they're going to stay that way even if some of the metrics like jobs and the regional economy kind of back off. Is that correct?

Richard J. Campo:     Well it's not so much the first half. It's through the
                      first eight months. So if the run rate of the property was better than its original budget for that period of time and the trajectory of that NOI run rate was positive compared to its budget we did give them the benefit of that positive budget situation.

                      On the other hand if the property was under its budget and was not achieving its budgeted results we lowered the budget for the run rate for those assets for that four-month period.

                      So even - we gave benefit to ones who were above and we gave - and we penalized ones that were below.

Bill Acheson:         Okay got you.

Richard J. Campo:     So I think that's a fair way to try to estimate what the
                      total run rate would be for the portfolio for 2004.

Bill Acheson:         Okay and in-place NOI included operating properties and
                      development properties in lease up?

Richard J. Campo:     The developments were handled separately. The in-place NOI was handled based on just existing assets that were stabilized. The developments if they were in lease up we looked at their lease up budget, compared what they were doing on a per unit - on a monthly absorption of those units and if they were better than budget we gave them better than budget. If they were worse than budget we gave them worse than budget marks on that as well. So we just looked at each individual asset and put forth what we thought was actual - what the ultimate lease up would be.

Bill Acheson:         Okay so you include lease up for the second half of the
                      year - projected lease up for the second half of the year?

Richard J. Campo:     Yes.

Bill Acheson:         Okay (unintelligible).

Richard J. Campo:     But included in the base NOI numbers were for stabilized
                      but developments were separated and done in the same way - yes.

Bill Acheson:         Okay thank you.

Fred Taylor:
Lord Abbott           Yes thank you.

                      A follow-up to I believe it was Susan Villiner's subject on the refinancing. You answered most of my questions there but could you maybe discuss with the asset sales, the development, the need or lack of need for the bridge facility, what your likely capital markets activity would be if not late this year then first half of '05 in terms of issuing longer dated unsecured bonds?

Richard J. Campo:     The bridge loan would be out - if we needed the bridge
                      loan it would be outstanding for a short period of time and we would take the bridge loan out with a long term - with property sales first.

Fred Taylor:          Right.

Richard J. Campo:     Ultimately we do have several bond - longer dated bond
                      transactions scheduled for early in the year, perhaps in the fourth quarter if we - and depending on the timing of the sales to make sure that our line of credit balance doesn't get too high. But we have probably 2 or $300 million of bond transaction that would happen probably in the next 12 to, you know, 6 to 12 months.

Fred Taylor:          Okay, 2 to 300, and current outstandings on your bank
                      facility, the...

Richard J. Campo:     Just right over 300 million today.

Fred Taylor:          And that matures when?

Richard J. Campo:     On the facility you said? It doesn't mature until August
                      of next year.

Fred Taylor:          Thank you very much.

Brian Long:
Chesapeake Partners   Hi. I was wondering if you could just clarify the Summit
                      dividend policy while the transaction is pending. Will you pay your October dividend in normal course and then if this transaction should still be pending come the January dividend would that also be paid?

Steve LeBlanc:        Yes. The current plan is to continue the Summit dividend
                      right up until closing and then our plan is for both of those to declare a dividend the day before closing and then start a new run rate for the Camden shareholders which could include Summit shareholders - well will include Summit shareholders that convert into Camden stock.

Brian Long:           Great. Thank you.

Steve LeBlanc:        You're welcome.

Sam Saba (Jess):
Quattro Global
Capital               Yes (Jess) (unintelligible) for (Sam Saba).

                      In the presentation you have a 13.81 per share in cash value and a 17.56 per share stock value and assuming Camden's price of 47.12 on October 1 that would imply an exchange ratio of .3727. Is that the fixed exchange ratio in the merger agreement?

Richard J. Campo:     No the way we have it in the merger agreement the fixed
                      exchange ratio is .6687 and the way you get to - I understand how you're getting to the (unintelligible) number. In essence the stock component - the way the merger agreement is written the shareholders of Summit can choose up to $434 million in cash at a weight of 31.20 a share. So if you do the math on that that means that at
                      31.20 a share the maximum amount of shareholders that can get cash for Summit is 13,923,000 shares and there's roughly 31 million and some change in shares - (31.6).

Man:                  Well there's (31.6) plus the operating (unintelligible).

Richard J. Campo:     Well the operating units are totally separate.

Man:                  Right.

Richard J. Campo:     But so what that implies then is that Camden shares are
                      around 14 million shares that can be issued for Camden and when you calculate the 31.81 it's basically a fixed number because the cash component can't change and the stock component for Camden can't change either. So when you calculate the percentages the stock component is basically
                      55.75% of the consideration. So if you take the fixed
                      .6687 and multiply that by .5575 that's how you get your .3728 exchange ratio. And so the value of the transaction will vary based on

                      Camden's price subject to this fixed amount of shares that are going to be issued which is the 14 million shares roughly.

(Jess): Okay so then the 13.81 in cash is that subject to change based on the finalist - final fully diluted share count?

Richard J. Campo:     It's based on - yes on Camden - on whatever Summit's total outstanding stock or shares are outstanding at the day of closing that's correct. And if there are more shares outstanding at closing that number will go down and if there's less shares - I don't think there would be less shares outstanding but - and the only way shares are going to change is probably option exercises...

(Jess):               Okay.

Richard J. Campo:     ...so that number ought to be pretty close to being fixed.

(Jess):               Okay, and then the same would be on the stock side...

Richard J. Campo:     Yes.

(Jess):               ...as well?

Richard J. Campo:     Absolutely.

(Jess): Okay, okay and with respect to the election what choices would shareholders have? Is there a mixed election option and what would happen if you didn't elect?

Richard J. Campo:     There is a mixed election. People can choose stock or cash or cash only or stock only. If they don't choose I believe they choose stock and then the transfer agent at the end of the day will balance the accounts so that 55.75 of the shareholders get stock and that 40 and 35.25 get cash and the cash is (unintelligible) $434 million number.

                      So in a perfect world if Summit shareholders - if there were 35.25 percentage of the shareholders or roughly (13 million 923) shares decided for all cash and then the balance of those shares decided for stock you wouldn't have any kind of adjustment at the end. And so depending upon how the elections are made the ultimate cash and stock components will be - are fixed today and then the people will get their - the shareholders will get whatever ultimately allocation needs to be made to balance those accounts.

(Jess):               Okay.

Richard J. Campo:     So we can't know today exactly what people are going to
                      choose but said another way if 100% of the people choose stock they will be required to take - everyone will be required to take 13.81 in cash in addition to their stock position.

(Jess): Okay and the stock ratio then would be just continuing then. If 100% elected stock you'd get 13.81...

Richard J. Campo:     Right, right.

(Jess): ...and what would your exchange ratio would be on your stock?

Richard J. Campo:     That's right.

                      We have time for one more question and then if people need to ask additional questions that haven't been covered they can talk to us off line, okay? Because we have committed to doing this call for an hour and a half and we're sort of at that time.

John Chen:
Cavity Financial      I've already had all my questions answered. Thanks.

Richard J. Campo:     Okay - one more then.

Operator:             And your next question comes from (Steve Newfield) of
                      (unintelligible) Fund Management. Please proceed.

Steve Newfield:
Fund Management       Yes my question was answered.

Richard J. Campo:     Okay. We can have one more then.

Steve Mantanyon:
HMC New York          Hi. My question's also been answered. Thank you.

Richard J. Campo:     It's a great way to get question answered so one more
                      then.

Operator:             Your next question comes from (Chuck Park) of (Deal
                      Analytics). Please proceed.

Woman: Hi. Can you just go over the pricing period for the walk away (unintelligible)?

Richard J. Campo:     Sure. It is three days before the closing - the projected
                      closing. We take the 14 day average price of the stock and we drop the two high periods and the two low periods and then that is the - or two high days, two low days, and then we average those ten days together. And that has - that number has to be equal to or higher than $39.31 per share.

Woman:                Okay great. Will this deal require HSR clearance?

Richard J. Campo:     I'm sorry?

Woman:                Will this deal require Hart-Scott-Rodino clearance?

Richard J. Campo:     That's a good question. I don't have a lawyer here to tell me that. I'm not sure of the answer to that. We'll have to get back to you on that.

Woman:                Okay. Thanks.

Richard J. Campo:     We appreciate the time everybody has spent on this call
                      and we will be available for further clarifications on the questions that have been asked on this call.

                      This will be posted on the Internet and filed with the SEC so we can't have future discussions about the specific questions that we've answered on the call. Beyond that we will not be able to talk about any new questions unless they are filed with the SEC as part of our proxy.

                      So we appreciate your time and support and look forward to visiting with you in the future. Thank you very much.


                                       END

In addition to historical information, this presentation contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which the companies operate, managements' beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger of Summit with and into a wholly owned subsidiary of Camden, Camden and Summit intend to file relevant materials with the Securities and Exchange Commission, including a registration statement on Form S-4 that will contain a prospectus and a joint proxy statement. INVESTORS AND SECURITY HOLDERS OF CAMDEN AND SUMMIT ARE URGED TO READ THE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CAMDEN, SUMMIT AND THE MERGER. The proxy statement, prospectus and other relevant materials (when they become available), and any other documents filed by Camden or Summit with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Camden by directing a written request to Camden Property Trust, 3 Greenway Plaza, Suite 1300, Houston, TX 77046, Attention: Investor Relations, and free copies of the documents filed by with the SEC by Summit by directing a written request to Summit Properties Inc. 309 East Morehead Street, Suite 200, Charlotte, NC 28202, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

Camden, Summit and their respective executive officers, trust managers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Camden, Summit and Summit Properties Partnership, L.P. in connection with the merger. Information about those executive officers and trust managers of Camden and their ownership of Camden common shares is set forth in the proxy statement for Camden's 2004 Annual Meeting of Shareholders, which was filed with the SEC on March 30, 2004. Information about the executive officers and directors of Summit and their ownership of Summit common stock and limited partnership interests in Summit Properties Partnership, L.P. is set forth in the proxy statement for Summit's 2004 Annual Meeting of Stockholders, which was filed with the SEC on March 24, 2004. Investors and security holders may obtain additional information regarding the direct and indirect interests of Camden, Summit and their respective executive officers, trust managers and directors in the merger by reading the proxy statement and prospectus regarding the merger when they become available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of
Section 10 of the Securities Act of 1933, as amended.